Exhibit 10.1

CONTRACT BREWING AGREEMENT
This Contract Brewing Agreement (this “Agreement”) is dated as of the 23rd day of August, 2016, by and between Craft Brew Alliance, Inc., a Washington corporation (“CBA”), and A-B Commercial Strategies, LLC, a Delaware limited liability company (“AB”). Each of AB and CBA is referred to herein as a “party” and together as the “parties”.
BACKGROUND
A.    CBA is in the business of brewing, advertising, marketing and selling CBA brand products (“CBA Products”).
B.    AB operates breweries in the United States (the “US AB Facilities”) and is in the business of brewing, bottling and packaging (collectively, “Production” or “Producing”) beer products at the US AB Facilities and delivering such products to wholesalers.
C.    CBA and AB desire for AB to Produce certain mutually agreed CBA Products at the US AB Facilities and deliver such CBA Products to CBA or CBA’s wholesalers in accordance with the terms and conditions of this Agreement.

AGREEMENT
Based on the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CBA and AB hereby agree as follows:
1.Definitions. Unless otherwise indicated, capitalized terms used herein shall have the meanings assigned below:
1.1    “AB” shall have the meaning set forth in the preamble to this Agreement.
1.2    “AB Consent Decrees” shall have the meaning set forth in Section 2.1 of this Agreement.
1.3    “AB Malt” shall have the meaning set forth in Section 8.2 of this Agreement.
1.4    “Accounting Firm” shall have the meaning set forth in Section 5.5 of this Agreement.
1.5    “Actual Aggregate Variable Cost” shall have the meaning set forth in Section 5.4 of this Agreement.
1.6    “Actual Production Variable Cost” shall mean, with respect to any Specified Product for any given year, the aggregate Actual Variable Materials Cost for the Production of such Specified Product in such year.
1.7    “Actual Total AB Cost” shall have the meaning set forth in Section 5.2.2 of this Agreement.

1.8    “Actual Variable Materials Cost” shall have the meaning set forth in Section 5.4 of this Agreement.
1.9    “Additional Agreements” shall have the meaning set forth in Section 21.13 of this Agreement.
1.10    “Additional Specified Product” shall mean any SKUs of a CBA Brand that AB agrees to Produce and deliver for CBA (which SKUs shall consist of the package types set forth on Exhibit A hereto with respect to each applicable CBA Brand) from and after the date hereof in accordance with Section 3.1 of this Agreement.
1.11    “Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 50% or more of the equity securities having ordinary voting power in the election of directors of such Person, or (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; provided that, for the avoidance of doubt, AB shall not be considered an Affiliate of CBA.
1.12    “Agreement” shall have the meaning set forth in the preamble to this Agreement.
1.13    “Annual Variable Cost Difference” shall have the meaning set forth in Section 5.4 of this Agreement.
1.14    “Applicable Tax” shall have the meaning set forth in Section 5.3(b) of this Agreement.
1.15    “Barrel” shall mean a unit of volume measurement equal to 31 gallons.
1.16    “Benchmark Production Variable Cost” shall mean, with respect to any Specified Product for any given year, the aggregate Benchmark Variable Materials Cost for the Production of such Specified Product in such year.
1.17    “Benchmark Variable Materials Cost” shall have the meaning set forth in Section 5.2.2(b) of this Agreement.
1.18    “Benchmark Aggregate Variable Cost” shall have the meaning set forth in Section 5.4 of this Agreement.
1.19    “Bid Estimate” shall have the meaning set forth in Section 2.3 of this Agreement.
1.20    “Capital Improvements” shall have the meaning set forth in Section 2.3 of this Agreement.
1.21    “CBA” shall have the meaning set forth in the preamble to this Agreement.
1.22    “CBA Brands” shall mean the brands of CBA Products set forth on Exhibit A hereto, as Exhibit A may be amended or supplemented from time to time in accordance with Section 3.1 and 5.1.2 of this Agreement.

1.23    “CBA Eastern Wholesaler” shall mean any CBA Wholesaler located in any of the States listed on Schedule 5.1.1(c) under the heading “Eastern Wholesaler States”.
1.24    “CBA Intangible Rights” shall have the meaning set forth in Section 10.1 of this Agreement.
1.25    “CBA Inventory” shall have the meaning set forth in Section 16.3 of this Agreement.
1.26    “CBA Products” shall have the meaning set forth in the recitals to this Agreement.
1.27    “CBA Western Wholesaler” shall mean any CBA Wholesaler located in any of the States listed on Schedule 5.1.1(c) under the heading “Western Wholesaler States”.
1.28    “CBA Wholesaler” shall mean any wholesaler of alcohol beverage products of CBA located in the United States of America.
1.29    “Change of Control Event” shall mean (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for the avoidance of doubt AB and its Affiliates except pursuant to a Qualifying Offer, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, in one transaction or a series of related transactions (whether by merger, consolidation, business combination, acquisition, tender offer, exchange offer, amalgamation, equity investment, joint venture or otherwise), of 50% or more of the equity securities of CBA (or of the surviving entity in any merger, consolidation, share exchange or other business combination involving CBA or the resulting direct or indirect parent of CBA or such surviving entity) entitled to vote for members of the board of directors or equivalent governing body of CBA (or such surviving or parent entity) on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) a change in the composition of the board of directors of CBA during any period of twelve (12) consecutive months such that individuals who at the beginning of such period constituted the board of directors of CBA (together with any new directors whose election by the board of directors of CBA, or whose nomination for election by the shareholders of CBA, was approved by a vote of a majority of the directors of CBA then in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of CBA then in office; or (c) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) in any manner (whether by disposition, lease, license, exchange or other transfer), in one transaction or a series of related transactions, of (i) 50% or more of the consolidated assets of CBA and its subsidiaries (based on the fair market value thereof), including through the acquisition of one or more subsidiaries of CBA owning such assets or (ii) the Kona brand or any Intangible Rights, the disposition of which (without giving effect to any license back to CBA or its Affiliates) would result in CBA no longer being able to

Produce, manufacture, brew or distribute any Kona brand products (or products associated with any Kona sub-brand or brand extension).
1.30    “Claim” shall have the meaning set forth in Section 2.4.4 of this Agreement.
1.31    “Confidential Information” shall have the meaning set forth in Section 17.1 of this Agreement.
1.32    “Delivery Time” shall have the meaning set forth in Section 4.1 of this Agreement.
1.33    “disclosing party” shall have the meaning set forth in Section 17.1 of this Agreement.
1.34    “DOJ” shall have the meaning set forth in Section 2.1 of this Agreement.
1.35    “DOJ Submissions” shall have the meaning set forth in Section 2.1 of this Agreement.
1.36    “Effective Date” shall have the meaning set forth in Section 2.1 of this Agreement.
1.37    “Estimated Additional Product Cost” shall have the meaning set forth in Section 5.1.2 of this Agreement.
1.38    “Exchange and Recapitalization Agreement” shall mean that certain Amended and Restated Exchange and Recapitalization Agreement, dated as of May 11, 2011, as amended, between Anheuser-Busch, LLC, as successor in interest to Anheuser-Busch, Incorporated and CBA, formerly known as Craft Brewers Alliance, Inc.
1.39    “Existing CBA Product” shall have the meaning set forth in Section 5.1.2 of this Agreement.
1.40    “Export Specified Product” shall have the meaning set forth in Section 3.3 of this Agreement.
1.41    “Force Majeure” shall have the meaning set forth in Section 21.11 of this Agreement.
1.42    “Governmental Approval” shall mean the approval, permit, authorization or consent of any Governmental Authority necessary to permit a party to perform its obligations under this Agreement.
1.43    “Governmental Authority” shall mean any Person exercising governmental or regulatory authority (including, without limitation, the DOJ and any taxing authority and liquor licensing or control board, commission or authority) over the parties in performing the parties’ obligations under this Agreement.
1.44    “Historical Total CBA Cost” shall mean, at any given time with respect to any CBA Product produced by or on behalf of CBA prior to such time (other than pursuant to this

Agreement), the aggregate amount of Raw Materials, brewing, bottling, packaging, delivery and transportation and other costs incurred by CBA for the Production and delivery of such CBA Product under CBA’s prior arrangements therefor.
1.45    “Initial Forecast Date” shall have the meaning set forth in Section 3.3 of this Agreement.
1.46    “Initial Specified Product” or “Initial Specified Products” shall have the meaning set forth in Section 3.1 of this Agreement.
1.47    “Initial Transition Period” shall have the meaning set forth in Section 2.2.1 of this Agreement.
1.48    “Intangible Rights” shall mean all proprietary rights in any jurisdiction with respect to any trademarks, service marks, brand names, slogans, logos, trade dress, bottles, other packaging or other indicia of origin, copyrights, works of authorship (whether or not copyrightable), designs, patents, patent applications, invention disclosures and inventions, trade secrets, know-how (including the Technical Information), confidential information, brewing formulas, recipes, manufacturing processes and other intangible rights similar to the foregoing, in each case whether or not registered or registrable.
1.49    “International Distribution Agreement” shall mean that certain International Distribution Agreement, dated as of the date hereof, between Anheuser-Busch Worldwide Investments, LLC and CBA, as amended from time to time.
1.50    “Invoice” shall have the meaning set forth in Section 6.1 of this Agreement.
1.51    “Law” shall mean any federal, state, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.
1.52    “Legal Restraint” means any Law, injunction, prohibition, writ or temporary restraining order, or any judgment issued by any Governmental Authority or court of competent jurisdiction, to the effect that the transactions contemplated by this Agreement may not be consummated as provided in this Agreement.
1.53    “Liabilities” shall have the meaning set forth in Section 13.1 of this Agreement.
1.54    “Master Distributor Agreement” shall mean that certain Amended and Restated Master Distributor Agreement, dated as of May 11, 2011, as amended, between Anheuser-Busch, LLC, as successor in interest to Anheuser-Busch, Incorporated and CBA, formerly known as Craft Brewers Alliance, Inc.
1.55    “Monthly Planning Meeting” shall have the meaning set forth in Section 3.4 of this Agreement.
1.56    “New Product Date” shall have the meaning set forth in Section 2.2.2 of this Agreement.

1.57    “New Product Transition Date” shall have the meaning set forth in Section 2.2.2 of this Agreement.
1.58    “New Product Transition Period” shall have the meaning set forth in Section 2.2.2 of this Agreement.
1.59    “New Specified Product” shall have the meaning set forth in Section 5.1.2 of this Agreement.
1.60    “Ordinary Course Production” shall have the meaning set forth in Section 8.4 of this Agreement.
1.61    “Original Termination Date” shall have the meaning set forth in Section 16.2.3 of this Agreement.
1.62    “party” and “parties” shall have the meaning set forth in the preamble to this Agreement.
1.63    “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
1.64    “Price Adjustment Date” shall have the meaning set forth in Section 5.2.2 of this Agreement.
1.65    “Prior Packaging Materials” shall have the meaning set forth in Section 8.4 of this Agreement.
1.66    “Producer Price Index” shall mean the Producer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor.
1.67    “Producing”, “Production” and similar terms used herein shall have the meaning set forth in the recitals to this Agreement.
1.68    “Production Fee” shall have the meaning set forth in Section 5.3 of this Agreement.
1.69    “Production Fixed Cost” shall mean, with respect to any Specified Product for any given year, an amount equal to (a) the Production Price with respect to such Specified Product, minus (b) the Benchmark Production Variable Cost with respect to such Specified Product.
1.70    “Production Order” shall have the meaning set forth in Section 3.5 of this Agreement.
1.71    “Production Price” shall have the meaning set forth in Section 5.1.1 of this Agreement.
1.72    “Production Schedule” shall have the meaning set forth in Section 3.4 of this Agreement.

1.73    “Qualifying Offer” shall mean an offer or proposal made by AB or one of its Affiliates for the acquisition in any manner, directly or indirectly, in one transaction or a series of related transactions, of all of the issued and outstanding shares of the common stock, par value $0.005 per share, of CBA (the “CBA Common Stock”), in each case (a) for an aggregate value of (i) from the date hereof to August 23, 2017, not less than $22.00 per share of CBA Common Stock, (ii) from August 24, 2017 to August 23, 2018, not less than $23.25 per share of CBA Common Stock and (iii) from and after August 24, 2018, not less than $24.50 per share of CBA Common Stock, in each case of clauses (i), (iii) and (iii), subject to adjustment for any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of the issued and outstanding shares of CBA Common Stock, (b) on otherwise customary terms and conditions for a transaction of the type proposed by AB or such Affiliate; provided that, such customary terms and conditions shall in no event include any reverse termination fee payable by AB or any of its Affiliates, and (c) which AB or its applicable Affiliate indicates in writing it is ready and willing to enter into definitive documentation with respect thereto on such terms.
1.74    “Raw Materials” shall mean yeast, malt, hops and/or any other raw materials or brewing materials necessary to brew the CBA Brands.
1.75    “receiving party” shall have the meaning set forth in Section 17.1 of this Agreement.
1.76    “Recovered Amount” shall have the meaning set forth in Section 8.6 of this Agreement.
1.77    “Registration Rights Agreement” shall have the meaning set forth in Section 21.13 of this Agreement.
1.78    “Reviewable Item” shall have the meaning set forth in Section 5.5 of this Agreement.
1.79    “Rolling Twelve-Month Forecast” shall have the meaning set forth in Section 3.3 of this Agreement.
1.80    “SKU” shall mean a stock keeping unit being a specific combination of (a) a product and (b) package type, size and configuration.
1.81    “Specified Products” shall mean the respective SKUs of each of the CBA Brands that AB has agreed to Produce and deliver for CBA hereunder (which SKUs shall consist of the package types set forth on Exhibit A hereto with respect to each applicable CBA Brand), in each case as are set forth on Exhibit A hereto as of the date hereof, together with any Additional Specified Products added by the parties to Exhibit A hereto from and after the date hereof in accordance with Section 5.1.2.
1.82    “Tax” shall mean all taxes, imposts, duties, withholdings, charges, fees, levies or other assessments, in each case in the nature of a tax, imposed by any Governmental Authority or other taxing authority, whether domestic or foreign, together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts.

1.83    “Technical Information” shall mean technical knowledge, know-how, specifications, quality standards and information (including the design, styles and special features of the CBA Brands and formulas for brewing the CBA Brands, samples, reference materials and all information relating thereto) that are unique to and necessary for the Production of the CBA Brands, including all such information contained in the applicable Technical Manual with respect thereto.
1.84    “Technical Manual” shall mean, with respect to any CBA Brand, the technical manual in respect of such CBA Brand and the associated Specified Products provided by CBA to AB in accordance with the terms hereof (as such manual may be updated or supplemented from time to time in accordance with Section 9 of this Agreement), which technical manual shall contain the recipe, specification and other information necessary for the brewing, bottling and packaging of such CBA Brand and the associated Specified Products, including: (a) the Raw Materials to be used to brew such CBA Brand, (b) brewing, bottling and packaging specifications in respect of such CBA Brand and the associated Specified Products, (c) labeling requirements in respect of such CBA Brand and the associated Specified Products, (d) sampling plans and (e) quality assurance requirements needed to brew, bottle and package such CBA Brand and the associated Specified Products.
1.85    “Transition Date” shall have the meaning set forth in Section 2.2.1 of this Agreement.
1.86    “US AB Facilities” shall have the meaning set forth in the recitals to this Agreement.
1.87    “U.S. Prime Rate” shall mean the U.S. prime rate as in effect from time to time and published in the eastern edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease publishing the U.S. prime rate.
1.88    “U.S. Specified Product” shall have the meaning set forth in Section 3.3 of this Agreement.
1.89    “Variable Cost Notice” shall have the meaning set forth in Section 5.4 of this Agreement.
1.90    “Variable Materials” shall mean malt, hops, glass and aluminum.
2.    Effectiveness; Transition; Initial Payment; Quality Control.
2.1    Effectiveness. As promptly as practicable after the date hereof (and in any event no later than ten (10) business days thereafter), AB shall make all required notifications, filings and submissions with respect to this Agreement (collectively, the “DOJ Submissions”) to the United States Department of Justice (the “DOJ”) in connection with its obligations under each of (a) the Final Judgment entered in U.S. v. Anheuser-Busch InBev SA/NV and Grupo Modelo S.A.B. de C.V. and (b) the Proposed Final Judgment filed in U.S. v. Anheuser-Busch InBev SA/NV and SABMiller plc (together, the “AB Consent Decrees”); provided that, notwithstanding the foregoing, AB shall not be required to make the DOJ Submissions during the pendency of discussions with the DOJ as to whether any such notifications, filings or submissions are required; provided further, that AB shall engage in any such discussions as promptly as practicable. Other than Sections 1, 2.1, 2.2, 2.3, 3.1, 5.1, 5.5, 8.2, 9, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 of this Agreement, which shall become effective as of the date hereof, this Agreement shall become effective on (i) the latest of (A) sixty (60) days after the DOJ Submissions are provided by AB to the DOJ, (B) thirty (30) days after AB has complied in full with any requests for additional information received from the DOJ under either of the AB Consent Decrees and (C) such time as no Legal Restraint shall be in effect or (ii) if earlier, the date on which each of the time periods set forth in clause (i) has been terminated by the DOJ prior to its expiration or the DOJ has confirmed that no DOJ Submissions are required and, in either such case, no Legal Restraint shall be in effect (the earliest of (i) or (ii), the “Effective Date”). Without limiting the foregoing, AB and CBA shall cooperate with each other and use (and shall cause their respective subsidiaries and Affiliates to use) their respective reasonable best efforts to (x) in the case of CBA, furnish to AB as promptly as reasonably practicable all information required for the DOJ Submissions to be made by AB pursuant to the AB Consent Decrees, (y) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the DOJ in respect of such DOJ Submissions; provided that, AB shall have the principal responsibility for the preparation and submission of any such responses to the DOJ and for all communications with the DOJ related thereto and (z) defend any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any Legal Restraint; provided, further that, notwithstanding the foregoing or anything else to the contrary in this Agreement, it is understood and agreed that none of AB or any of its Affiliates shall be required to accept operational restrictions, concessions or limitations or commit to or effect, by consent decree, hold separate orders, trust, or otherwise, the sale, license, disposition or holding separate of any assets or businesses in connection with the matters contemplated by this Section 2.1 or otherwise. Subject to applicable Laws and as required by the DOJ, AB and CBA each shall keep the other apprised of the status of matters relating to the effectiveness of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by AB or CBA, as the case may be, or any of its subsidiaries or Affiliates, from the DOJ with respect to the transactions contemplated by this Agreement. AB and CBA shall have the right to review in advance all of the information relating to AB and CBA, as the case may be, and any of their respective subsidiaries or Affiliates, that appears in any DOJ Submission. Notwithstanding anything in this Agreement to the contrary, (I) neither party shall be deemed to be in breach or default of this Agreement as a result of the existence of any Legal Restraint or if the Effective Date occurs later than it otherwise would have (or does not occur at all) as a result of any Legal Restraint, except to the extent of such party’s failure to comply with its obligations under this Section 2.1 and (II) this Agreement shall automatically terminate in full with no further action by either party (1) at such time as any Legal Restraint shall be in effect (other than a temporary restraining order) or (2) if the Effective Date shall not have occurred on or prior to November 23, 2017 and AB shall have otherwise complied with its obligations under this Section 2.1.
2.2    Transition.
2.2.1    CBA shall provide AB with technical assistance, documentation and training reasonably requested by AB in connection with the Production, storage and handling of the Specified Products until the earlier of (a) such time as AB and CBA mutually agree that AB can commence Producing the Specified Products and (b) nine (9) months after the date hereof

(such earlier date, the “Transition Date” and, the period from the date hereof to the Transition Date, the “Initial Transition Period”). From the date hereof until the Transition Date, upon AB’s reasonable request, CBA shall make reasonably available to AB a brewmaster in respect of each CBA Brand for reasonable consultation and assistance in connection with the Production by AB of such CBA Brand and such Specified Products at the applicable US AB Facilities.
2.2.2    If at any time during the term of this Agreement the parties agree on an Additional Specified Product in accordance with Section 3.1 of this Agreement (each such date on which the parties may agree on an Additional Specified Product, a “New Product Date”), CBA shall provide AB with technical assistance, documentation and training reasonably requested by AB in connection with the Production, storage and handling of such Additional Specified Product until the earlier of (a) such time as AB and CBA mutually agree that AB can commence Producing such Additional Specified Product and (b) nine (9) months after the New Product Date with respect thereto (such earlier date, the “New Product Transition Date” and, the period from the New Product Date to the New Product Transition Date, the “New Product Transition Period”). From the New Product Date until the New Product Transition Date for any Additional Specified Product, upon AB’s reasonable request, CBA shall make reasonably available to AB a brewmaster in respect of the CBA Brand related to such Additional Specified Product for reasonable consultation and assistance in connection with the Production by AB of such CBA Brand and such Additional Specified Product at the applicable US AB Facilities.
2.2.3    Without limitation or modification of CBA’s obligations under Sections 2.2.1 and 2.2.2 of this Agreement, during the term of this Agreement, upon AB’s reasonable request from time to time, CBA shall provide reasonable assistance to AB in connection with AB’s Production of the CBA Brands and related Specified Products hereunder, including making reasonably available to AB a brewmaster in respect of each CBA Brand for reasonable assistance and consultation to the extent so requested by AB.
2.2.4    Upon the reasonable request of CBA during (i) with respect to the Specified Products set forth on Exhibit A hereto as of the date of this Agreement, the Initial Transition Period and (ii) with respect to any Additional Specified Product, the New Product Transition Period with respect thereto, on up to three (3) separate occasions per applicable CBA Brand during such applicable period, AB shall Produce and make available to CBA, free of charge to CBA, test batches of the CBA Brands for qualification purposes.
2.3    Capital Improvements. Reasonably promptly following the date of this Agreement, AB shall obtain from a third party vendor an estimate (the “Bid Estimate”) of the amount of the capital expenditures required to be incurred by AB at each US AB Facility set forth on Exhibit B hereto to enable the Production of the CBA Brands and related Specified Products hereunder at each such US AB Facility (the “Capital Improvements”). AB shall provide to CBA the Bid Estimate together with any related supporting documentation provided by the applicable third party vendor, and AB shall not engage such third party vendor to commence the Capital Improvements without the prior written approval of the Bid Estimate by CBA (such approval not to be unreasonably withheld, conditioned or delayed); provided that (a) in the event that CBA does not approve the Bid Estimate, AB and CBA shall discuss in good faith alternatives with respect to the Capital Improvements (which may include soliciting a Bid Estimate from an alternative third party vendor, which alternative Bid Estimate shall be subject to approval by CBA in accordance with this Section 2.3), (b) AB shall have no obligation to

Produce any Specified Products hereunder that require the Capital Improvements for the Production thereof until such time as the parties shall have agreed on a Bid Estimate and the Capital Improvements shall have been fully implemented and (c) AB shall have no obligation to engage any third party vendor to conduct the Capital Improvements or to commence the implementation thereof prior to the Effective Date. Promptly following the delivery by AB of a written invoice to CBA for the Capital Improvements (which invoice shall include reasonable documentation supporting the incurrence of such expenses), CBA shall pay to AB the actual capital expenditures incurred at each such US AB Facility with respect to the Capital Improvements; provided that, CBA shall in no event be obligated to pay to AB an amount in excess of 110% of the Bid Estimate approved by CBA.
2.4    Quality Control.
2.4.1    AB shall take all steps reasonably necessary to protect the quality of the CBA Brands and Specified Products hereunder when being Produced by AB or in its possession or control. In furtherance of the foregoing, AB shall ensure that:
(a)    the Specified Products shall be Produced exclusively in the breweries of AB or its Affiliates;
(b)    good manufacturing practices are employed with respect to the Production of the Specified Products and that each brewery used to Produce the Specified Products is properly maintained;
(c)    the Specified Products shall be merchantable and fit for their intended purpose;
(d)    the Specified Products will be materially free from defects in materials and workmanship and in compliance in all material respects with applicable Law;
(e)    the Specified Products will be materially free from microbiological and any other contamination in accordance with the recipes and specifications and packaging of the Specified Products as set forth in the Technical Manual with respect thereto;
(f)    the Specified Products will not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and will comply in all material respects with the applicable provisions of the Code of Federal Regulations, as amended;
(g)    the physical and sensory characteristics of the Specified Products will be the same in all material respects throughout the term of the Agreement, unless any such Specified Product is modified pursuant to Section 9.4 hereof;
(h)    the Specified Products will be properly handled, stored and shipped until their delivery at their destination;
(i)    the Specified Products will contain such coding as specified in the Technical Manual and as will permit CBA or the applicable CBA Wholesaler to determine their age without unreasonable difficulty;

(j)    the Specified Products shall be delivered free from any lawful security interest, lien or other encumbrance; and
(k)    the Production of the Specified Products shall comply in all material respects with applicable Law;
provided that, notwithstanding anything in this Agreement to the contrary, AB shall be deemed to be in compliance with, and shall have no Liability to CBA under or arising out of, Sections 2.4.1(c), 2.4.1(d), 2.4.1(e), 2.4.1(f), 2.4.1(g) or 2.4.1(k) with respect to any Specified Product to the extent any defect in such Specified Product was caused by or resulted from (a) AB’s Production of such Specified Product in compliance with the Technical Manual, Technical Information or any other requests, instructions or specifications provided by CBA with respect thereto or (b) a defect in the Raw Materials or packaging materials used by AB to Produce such Specified Product; provided, further, that, in the case of any such defect in the Raw Materials (other than any starter yeast or hops provided by CBA or its suppliers pursuant to Section 8.1) or packaging materials, AB shall use its reasonable best efforts to diligently pursue all applicable remedies against the supplier thereof in accordance with Section 8.6 and CBA shall cooperate with AB in connection therewith.
2.4.2    CBA will have the right, upon reasonable prior written notice to AB, to review and inspect the facilities, procedures, and equipment used by AB to Produce, label or ship the Products, it being understood that CBA shall have no obligation to conduct any such review or inspection. AB shall provide reasonable consideration to any quality control procedure recommended by CBA.
2.4.3    AB shall handle, store and ship, and shall direct its Affiliates and designees to handle, store and ship, all Specified Products in their respective possession in accordance with reasonable and customary handling, storage and shipping procedures, and in no event shall the quality assurance standards applied to the handling, storage and shipping of the Specified Products be less than the quality assurance standards applied to products owned by AB.
2.4.4    Each of AB and CBA shall inform each other in writing of any and all consumer complaints or claims (each, a “Claim”) regarding the Specified Products which are reported to it or which come to its attention. Such reports shall contain the date the consumer complaint was received, the name and address of the reporting person, and a detailed description of the circumstances. Subject to Section 2.4.5, Claims shall be reported to the other party within fifteen (15) business days of receipt, except for “serious” Claims, which shall be reported not later than two (2) business days following receipt. A “serious” Claim shall mean one alleging an adverse reaction or product defect that causes injury to the consumer which is fatal, life-threatening, disabling, incapacitating or which results in or prolongs hospitalization, and shall also include any media inquiry or government inquiry with respect thereto. Notwithstanding this Section 2.4.4, the notification obligations of the parties with respect to any claims regarding Intangible Rights are set forth in Section 11.1.
2.4.5    Each of AB and CBA shall notify the other as promptly as practicable (and in any event, within one (1) business day) in writing of (a) any information that comes to its attention relating to the Specified Products distributed pursuant to this Agreement reasonably thought likely to involve a consumer health or safety problem and (b) any possible action and/or decision by a competent authority to recall (or that could result in a recall of) any such Specified Product or batches of any such Specified Product. In the event of a possible recall, the parties shall designate appropriate personnel to form a team as soon as possible to facilitate the sharing of relevant information and coordination regarding the potential recall; provided, however, that (i) CBA shall have the exclusive right to determine whether to recall the applicable Specified Product, (ii) (A) AB shall be responsible for all costs required or incurred in connection with any recall arising out of any breach for which AB is required to indemnify CBA under Section 13.1 and (B) CBA shall be responsible for all costs required or incurred in connection with any recall arising out of any other circumstances and (iii) AB may in its sole discretion, with respect to such recalled defective Specified Products (A) dispose of such defective Specified Products and (B) cease the sale of such defective Specified Products (or cause its Affiliates or designees to cease the sale of such defective Specified Products) until the required quality has been restored. Each party shall promptly provide the other with all information relevant to any Specified Product recall and shall actively cooperate with the other in implementing the Specified Product recall strategy; provided that, subject to the immediately preceding sentence, CBA shall have the exclusive right to make all final decisions regarding the Specified Product recall strategy.
3.    Orders of the Specified Products.
3.1    Exhibit A hereto sets forth the Specified Products as of the date of this Agreement (each, an “Initial Specified Product” and, together, the “Initial Specified Products”). Each of the parties may request to modify Exhibit A hereto at any time to either (a) add additional CBA Brands and/or Additional Specified Products or (b) modify or remove any listed CBA Brands or Specified Products. Upon such request by either party, the parties shall consider in good faith such requested modification to Exhibit A hereto; provided that, neither party shall be required to agree to any modification of Exhibit A hereto.
3.2    Subject to the terms and conditions of this Agreement, (a) CBA hereby grants AB the right to Produce the Specified Products at one or more US AB Facilities and (b) AB agrees to Produce up to an aggregate 300,000 Barrels of CBA Brands for CBA at the applicable US AB Facilities each calendar year under this Agreement and to deliver such CBA Products in accordance with this Agreement; provided that, the maximum amount of Barrels of CBA Brands that AB shall be required to Produce for CBA under this Agreement in calendar year 2016 or, if the Transition Date (or, if later, the Effective Date) shall not have occurred prior to January 1, 2017, calendar year 2017, shall be prorated based on the portion of such calendar year remaining following the Transition Date (or, if later, the Effective Date). AB shall have the right, in its sole discretion, to determine the US AB Facilities to be used to Produce the CBA Brands and related Specified Products hereunder. The initial US AB Facilities to be used for the Production of the CBA Brands and related Specified Products are set forth on Exhibit B hereto. Notwithstanding anything in this Agreement to the contrary, other than pursuant to Section 2.3 of this Agreement, AB shall not be required to incur any capital expenditures at any US AB Facilities or otherwise to Produce any CBA Brands and related Specified Products; provided that, if CBA agrees in writing to pay AB for the amount of any capital expenditures, AB shall incur such expenditures to the extent doing so would not, in AB’s reasonable determination, result in an unreasonable disruption to AB’s operations at the applicable US AB Facility. AB agrees that, in the event CBA desires to increase the maximum yearly aggregate Barrels of CBA Brands that may be produced by AB under this Agreement, AB and CBA shall discuss such proposed increase in good faith and, if the parties mutually agree on any such increase, AB and CBA shall modify this Agreement in a mutually agreeable manner to effect such increase.
3.3    During the Initial Transition Period, the parties shall discuss in good faith and mutually agree on the date on which CBA shall provide to AB the initial Rolling Twelve-Month Forecast in accordance with this Section 3.3 (the “Initial Forecast Date”). On the Initial Forecast Date and no later than the fifth business day of each calendar month following the Initial Forecast Date, CBA shall provide to AB a twelve (12) calendar month rolling forecast of the Specified Products that CBA desires to purchase from AB under this Agreement during such period beginning with the second succeeding calendar month (each such forecast, a “Rolling Twelve-Month Forecast”), which Rolling Twelve-Month Forecast shall identify for each calendar month (a) the itemized Specified Products and aggregate Barrels of each CBA Brand CBA so desires to purchase; provided that, (i) the aggregate volume of all CBA Brands that CBA requests AB to Produce and deliver (A) in any given calendar year shall not exceed 300,000 Barrels (or in the case of calendar year 2016 or 2017, as applicable, the prorated portion thereof) and (B) in any given calendar month shall not exceed 40,000 Barrels and (ii) subject to Section 3.7, the aggregate volume of any CBA Brand that CBA requests AB to Produce and deliver in any given calendar year (other than calendar year 2016 or 2017, as applicable) shall be not less than 50,000 Barrels, (b) whether each Specified Product is intended for distribution in the United States and its territories and possessions (a “U.S. Specified Product”) or for export outside of the United States and such territories (an “Export Specified Product”) and (c) the estimated volume of each U.S. Specified Product to be delivered to each CBA Wholesaler. Each Rolling Twelve-Month Forecast shall be prepared by CBA in good faith on the basis of assumptions that CBA reasonably believes are fair and reasonable in light of existing and reasonably foreseeable business and market conditions at the time made.
3.4    Subject to Section 3.6, representatives of AB and CBA shall conduct monthly planning meetings (each such meeting, a “Monthly Planning Meeting”) no later than the fifteenth day of each calendar month (or such other date as the parties may agree) to discuss and plan for the anticipated Production and delivery schedule for the Specified Products during the second succeeding calendar month (the “Production Schedule”), including CBA’s desired delivery dates for the Specified Products set forth in the first month of the most recent Rolling Twelve-Month Forecast delivered prior to such Monthly Planning Meeting, the estimated volume of each Specified Product that is an Export Specified Product, the applicable US AB Facility at which CBA desires each Export Specified Product to be Produced, the estimated volume of each U.S. Specified Product to be delivered to each CBA Wholesaler and any other matters relevant to the Production and delivery of the Specified Products. Subject to the other terms and conditions of this Section 3, each of AB and CBA will cooperate in good faith to develop a Production Schedule that takes into account the operational and logistics requirements of the other party for such second succeeding calendar month.
3.5    Subject to Section 3.6, within fifteen (15) days following each Monthly Planning Meeting (and in no event later than the first day of the following calendar month), CBA shall issue a binding order to AB for Specified Products for the second succeeding calendar month following such Monthly Planning Meeting (a “Production Order”), which order shall specify (a) the Specified Products and aggregate Barrels of CBA Brands so ordered; provided that (i) in no event shall (A) the aggregate volume of any CBA Brand or (B) the mix and number of itemized Specified Products so ordered be less than 85%, or more than 115%, of the volume of such CBA Brand or number of Specified Products, as applicable, forecast for such calendar month in the Rolling Twelve-Month Forecast delivered by CBA at the beginning of the preceding calendar month (or such other volume of such CBA Brands or mix and number of Specified Products as the parties may have agreed in writing during the preceding Monthly Planning Meeting) and (ii) the Barrels of any CBA Brand in a Production Order shall be an integral of 1,000 Barrels, (b) the volume of each Specified Product that is an Export Specified Product and the applicable US AB Facility at which CBA desires each such Export Specified Product to be Produced, (c) the volume of each U.S. Specified Product to be delivered to each CBA Wholesaler and (d) the date CBA desires such Specified Products to be delivered by AB to CBA or, with respect to the U.S. Specified Products, to each such CBA Wholesaler; provided that, CBA shall not issue a Production Order in respect of any Additional Specified Product prior to nine (9) calendar months after delivery by CBA to AB of the Technical Manual with respect to such Additional Specified Product in accordance with Section 9.2 of this Agreement. AB agrees to Produce and deliver the Specified Products that are ordered by CBA in compliance with this Section 3.
3.6    With respect to (a) the U.S. Specified Products set forth on Schedule 3.6 and (b) any other U.S. Specified Products associated with a CBA Brand the Production of which becomes handled solely by AB pursuant to this Agreement, in each case of (a) and (b), after a reasonable transition period following the date on which CBA ceases Producing (or having Produced by any Person other than AB and its Affiliates) such CBA Brand (during which period the procedures set forth in Sections 3.4 and 3.5 shall continue to apply), the parties shall continue to conduct Monthly Planning Meetings with respect to such U.S. Specified Products in accordance with Section 3.4 but, following each such Monthly Planning Meeting, AB shall be responsible for (i) determining the Production Schedule with respect to such U.S. Specified Products, (ii) issuing the related Production Order, (iii) Production and delivery pursuant to such Production Order in compliance with this Section 3 and (iv) forecasts with respect to the shipment and delivery of such U.S. Specified Products to each applicable CBA Wholesaler. In connection with the foregoing, (A) AB agrees to use commercially reasonable efforts to maintain with each CBA Wholesaler inventory levels of such U.S. Specified Products that are no less than the levels applicable to comparable products owned by AB and (B) AB will utilize the same wholesaler inventory management production order system with respect to the U.S. Specified Products as AB utilizes for its own comparable products.
3.7    Notwithstanding anything in Section 3.3 to the contrary, the aggregate minimum volume of Redhook Long Hammer that CBA is required to request AB to Produce and deliver in any given calendar year shall be 10,000 Barrels; provided that, if prior to the Transition Date (or, if later, the Effective Date), AB notifies CBA that the Production of Redhook Long Hammer at such minimum volumes would not, in AB’s reasonable determination, be commercially practicable, the parties shall discuss in good faith alternative minimum production volumes with respect to the Production of Redhook Long Hammer. If the parties are not able to agree on an alternative minimum production volume, (a) AB shall have no obligation to Produce Redhook Long Hammer under this Agreement and (b) all Specified Products associated with Redhook Long Hammer shall cease to be Specified Products hereunder.
4.    Delivery of the Specified Products.

4.1    AB shall notify CBA in writing of the date and time window on such date for the delivery of the Specified Products specified in any Production Order (a) with respect to the U.S. Specified Products, to each applicable CBA Wholesaler and (b) with respect to the Export Specified Products, to CBA (each such date and time window, a “Delivery Time”). During the Initial Transition Period, the parties shall discuss in good faith and mutually agree on the impact of any difference in the Delivery Time specified by AB with respect to any applicable Production Order and the delivery date for such Specified Products identified in such Production Order, taking into consideration each of the parties’ logistical needs.
4.2    With respect to U.S. Specified Products:
4.2.1    AB shall deliver the U.S. Specified Products ordered by CBA pursuant to any Production Order to the applicable CBA Wholesaler or CBA Wholesalers, as the case may be, specified in the applicable Production Order.
4.2.2    CBA shall not be obligated to pay for any U.S. Specified Products ordered by CBA pursuant to any Production Order to the extent the applicable CBA Wholesaler to which AB delivers such Specified Products is not obligated to pay AB for such Specified Products as a result of (a) any loss of, or damage to, such Specified Products prior to the delivery thereof to such CBA Wholesaler by AB or its agents or designees or (b) any defective Specified Products delivered to such CBA Wholesaler by AB or its agents or designees, except to the extent the defect therein was caused by or resulted from (i) AB’s Production of the applicable Specified Products in compliance with the Technical Manual, Technical Information or any other requests, instructions or specifications delivered by CBA with respect thereto or (ii) a defect in the Raw Materials or packaging materials used by AB to Produce such Specified Products; provided that, in the case of any such defect in the Raw Materials (other than any starter yeast or hops provided by CBA or its suppliers pursuant to Section 8.1) or packaging materials, AB shall use its reasonable best efforts to diligently pursue all applicable remedies against the supplier thereof in accordance with Section 8.6 and CBA shall cooperate with AB in connection therewith.
4.3    With respect to Export Specified Products:
4.3.1    AB shall deliver the Export Specified Products ordered by CBA pursuant to any Production Order EXW (Incoterms 2010) at the US AB Facility at which such Specified Products have been Produced. Delivery of the Export Specified Products to CBA shall be deemed to have been made when such Specified Products are made available for pick up by CBA or its agents at such US AB Facility. Title to the Export Specified Products and risk of loss with respect thereto shall pass from AB to CBA upon delivery. AB shall package, palletize and prepare for shipment all ordered CBA Products in accordance with the mutually agreeable procedures established between the parties (including that each pallet shall contain only one type of CBA Product) and in accordance with applicable Law. AB shall reimburse CBA for any costs incurred by CBA as a result of any improper packaging, palletizing or preparation of ordered CBA Products. All such shipments shall be accompanied by a packing slip that specifies the quantity and identity of the ordered CBA Products.
4.3.2    If CBA fails to collect any Export Specified Products within two (2) days of the applicable Delivery Time therefor, AB shall have the right to transfer any such uncollected Specified Products to a reasonably selected third-party warehouse for storage. In such case, title to such Specified Products and risk of loss with respect thereto shall pass from AB to CBA when such Specified Products are delivered to such third-party warehouse for storage. CBA shall be responsible for all out-of-pocket costs and expenses incurred by AB in connection with the transfer to or storage of such Specified Products at such third-party warehouse and, if any such Specified Products become unsalable pursuant to the Technical Manual for the applicable CBA Brands related thereto during the period of such storage, the cost and expense of destroying such Specified Products. CBA shall provide reasonable notice to AB prior to taking delivery of any Export Specified Products at any such third-party warehouse.
4.3.3    If CBA instructs AB to destroy any Export Specified Products which have not been collected from any US AB Facility or applicable third-party warehouse by CBA or one of its agents, CBA shall pay to AB (a) the Production Price and any Applicable Tax CBA would have paid to AB hereunder in respect of such Specified Products and (b) the cost and expense incurred by AB to destroy such Specified Products.
4.4    With respect to any draught Specified Products, AB will utilize (a) its own kegs for delivery of such Specified Products and (b) the same deposit and keg return system with respect to such Specified Products as AB utilizes for its own comparable products.
5.    Production Price; Production Fee.
5.1    Production Price.
5.1.1    “Production Price” shall mean:
(a)    in the case of the Initial Specified Products, subject to adjustment as provided for in Section 5.2:
(i)    with respect to any Initial Specified Product to be delivered by AB to (A) any CBA Eastern Wholesaler, the price set forth with respect to such Initial Specified Product on Schedule 5.1.1(a) hereto under the heading “U.S. Domestic Delivered Price to Wholesaler” and (B) any CBA Western Wholesaler, the price set forth with respect to such Initial Specified Product on Schedule 5.1.1(b) hereto under the heading “U.S. Domestic Delivered Price to Wholesaler”; and
(ii)    with respect to any Initial Specified Product that is an Export Specified Product (A) Produced at the Meramec, New Hampshire US AB Facility, the price set forth with respect to such Initial Specified Product on Schedule 5.1.1(a) hereto under the heading “Produced for Export” and (B) Produced at the Fairfield, California US AB Facility, the price set forth with respect to such Initial Specified Product on Schedule 5.1.1(b) hereto under the heading “Produced for Export”; and
(b)    in the case of any Additional Specified Product, the applicable price determined by the parties in accordance with Section 5.1.2 of this Agreement and set forth with respect to such Additional Specified Product on Schedule 5.1.1(a) and/or 5.1.1(b) hereto, as applicable, in each case of clauses (a) and (b), as each such Production Price (x) shall be increased in accordance with the proviso in Section 5.3 of this Agreement and (y) may be increased in accordance with Section 9.4 of this Agreement.
5.1.2    Upon agreeing on an Additional Specified Product in accordance with Section 3.1 of this Agreement, the parties will supplement Exhibit A hereto with the applicable CBA Brand and the related Specified Products and will supplement Schedule 5.1.1(a) and/or 5.1.1(b) with the applicable Production Price therefor. The Production Price in respect of (a) any Additional Specified Product previously Produced by or on behalf of CBA (each, an “Existing CBA Product”) shall be equal to the average of (i) the Historical Total CBA Cost with respect to such Existing CBA Product (in each case after giving effect to whether such Additional Specified Product is to be delivered to CBA Eastern Wholesalers, CBA Western Wholesalers or is to be exported) and (ii) the estimated total cost (utilizing the Benchmark Variable Materials Cost) to AB (the “Estimated Additional Product Cost”) of Producing and delivering such Existing CBA Product, including, with respect to draught Specified Products, the cost of keg use and empty keg return for cooperage and (b) any Additional Specified Product not previously Produced by or on behalf of CBA (a “New Specified Product”) shall be equal to (i) the Estimated Additional Product Cost of such New Specified Product, plus (ii) an amount equal to (A) such Estimated Additional Product Cost set forth in clause (b)(i) multiplied by (B) the average percentage margin that is earned by AB hereunder for Specified Products with the same package type, size, configuration and delivery location as such New Specified Product.
5.2    Production Price Adjustment.
5.2.1    During the thirty (30) day period following the date that is six (6) months after the Transition Date (or, if later, the Effective Date), CBA and AB agree to discuss in good faith whether the Production Price of the Initial Specified Products is likely to require adjustment pursuant to Section 5.2.2 and, in connection therewith, each party shall provide to the other party any reasonably requested documentation with respect to the Actual Total AB Cost or Historical Total CBA Cost, as applicable, of the Initial Specified Products. Following such discussion, the parties may mutually agree to adjust the Production Price at such time in accordance with the procedures set forth in Section 5.2.2 (with any reference therein to the prior twelve (12) month period being deemed a reference to the prior six (6) month period); provided that, if the parties so agree, no further adjustment of the Production Price shall be conducted pursuant to Section 5.2.2.
5.2.2    During the thirty (30) day period following the date that is twelve (12) months after the Transition Date (or, if later, the Effective Date), CBA and AB agree, with respect to the Initial Specified Products:
(a)    to (i) determine the actual total cost to AB (the “Actual Total AB Cost”) of Producing (including giving effect to the cost of hops provided by CBA suppliers pursuant to Section 8.1) and delivering each Initial Specified Product during such prior twelve (12) month period and (ii) confirm the actual Historical Total CBA Cost with respect to each Initial Specified Product (in each case after giving effect to whether such Initial Specified Product is to be delivered to CBA Eastern Wholesalers, CBA Western Wholesalers or is to be exported), and to adjust the applicable Production Prices set forth on Schedule 5.1.1(a) and 5.1.1(b) with respect to such Initial Specified Products from and after the end of such thirty (30) day period (the date of such adjustment, the “Price Adjustment Date”) to equal the average of (A) the applicable Historical Total CBA Cost (as confirmed pursuant to this Section 5.2.2) and (B) the applicable Actual Total AB Cost, in each case with respect to such Initial Specified Products; provided that, in determining the Actual Total AB Cost and the actual Historical Total CBA Cost with respect to each such Initial Specified Product, the parties shall consider, in good faith, excluding from each of the Actual Total AB Cost and the actual Historical Total CBA Cost, as applicable, any amounts attributable to one-time startup costs or other cost anomalies incurred by AB or CBA, respectively;
(b)    to determine the actual per Barrel cost incurred by AB with respect to each of the Variable Materials during such prior twelve (12) month period in the Production of the Initial Specified Products (for any Variable Material, the “Benchmark Variable Materials Cost”); and
(c)    if the aggregate Historical Total CBA Cost does not exceed the aggregate Production Prices determined pursuant to Section 5.2.2(a) by at least $10.00, then the Production Prices for each of the Initial Specified Products SKUs shall be decreased by an equal dollar amount such that the aggregate Historical Total CBA Cost exceeds the aggregate Production Prices (as so decreased) by $10.00.  For purposes of this Section 5.2.2(c), (i) the aggregate Historical Total CBA Cost (A) shall reflect the actual costs of CBA for the twelve (12) months immediately preceding the Transition Date (or if later the Effective Date), (B) shall be determined on a cost per Barrel basis and (C) shall be calculated on a weighted average basis (weighted by volume) on the assumption that CBA delivered the same volumes and SKUs of Initial Specified Products as were actually delivered by AB hereunder during the prior twelve (12) month period, and the allocation of Production as between CBA’s east coast breweries and west coast breweries was in the same proportion as the actual allocation of AB’s Production as between its Fairfield, California brewery and the Merrimack, New Hampshire brewery; and (ii) the aggregate Production Prices (A) shall be expressed on a per Barrel basis and (B) shall be calculated on a weighted average basis (weighted by volume) as applied to the volumes and SKUs of, and location of Production for, the Initial Specified Products actually delivered by AB hereunder during the prior twelve (12) month period.
In connection with the foregoing, (I) each party shall provide to the other party any reasonably requested supporting documentation with respect to, and (II) each party shall have the right, on reasonable prior written notice, during regular business hours, to inspect the applicable books and records of the other party that are relevant to determining, any applicable Actual Total AB Cost, Historical Total CBA Cost, or Benchmark Variable Materials Cost, as applicable, with respect to the Initial Specified Products, and each party shall cooperate with the other party in good faith in connection therewith.
5.3    Production Fee. CBA shall pay AB a fee for the Production and delivery of the Specified Products (the “Production Fee”) in accordance with the invoicing and payment procedures set forth in Section 6 of this Agreement. The Production Fee for each order of Specified Products shall be equal to the sum of:
(a)    the aggregate Production Price with respect to such Specified Products, plus

(b)    any Tax (other than any Tax on the net income of AB or any of its Affiliates) imposed with respect to such Specified Products (the “Applicable Tax”), plus
(c)    with respect to any U.S. Specified Products, the portion of any freight surcharge applicable to such order and allocable to such Specified Products (it being understood that in no event shall the Production Price of an Initial Specified Product or any Additional Specified Product include any such applicable freight surcharge);
provided that, the Production Price in respect of each Specified Product shall be increased on the first day of each calendar year beginning 2018 by an amount equal to (i) the Production Fixed Cost with respect to such Specified Product, multiplied by (ii) (A) on January 1, 2018, a percentage equal to 50% of any increase in the Producer Price Index as of such date as compared to the Producer Price Index as of the date hereof and (B) on the first day of each succeeding calendar year, a percentage equal to 50% of any increase in the Producer Price Index as of such date as compared to the Producer Price Index as of the first day of the immediately preceding calendar year.
5.4    Actual Variable Materials Cost. Within thirty (30) days after the end of each calendar year beginning with the 2018 calendar year, AB will deliver to CBA (the “Variable Cost Notice”) AB’s calculation of (a) the actual per Barrel cost incurred by AB with respect to each of the Variable Materials in such calendar year in the Production of the Specified Products (for any Variable Material, the “Actual Variable Materials Cost”), (b) the aggregate Actual Production Variable Cost incurred by AB with respect to the Specified Products delivered by AB hereunder in such calendar year (the “Actual Aggregate Variable Cost”), (c) the aggregate Benchmark Production Variable Cost with respect to the Specified Products delivered by AB hereunder in such calendar year (the “Benchmark Aggregate Variable Cost”) and (d) the difference between the Actual Aggregate Variable Cost and Benchmark Aggregate Variable Cost (the “Annual Variable Cost Difference”), in each case, together with reasonably detailed supporting documentation with respect to such costs. For each applicable calendar year, (i) if the Actual Aggregate Variable Cost is greater than the Benchmark Aggregate Variable Cost, CBA shall pay to AB the amount of the Annual Variable Cost Difference and (ii) if the Benchmark Aggregate Variable Cost is greater than the Actual Aggregate Variable Cost, AB shall pay to CBA the amount of the Annual Variable Cost Difference, in each case in accordance with the invoicing and payment procedures set forth in Section 6 of this Agreement. CBA shall have the right to dispute, in good faith, any calculation of the Actual Variable Materials Cost, Actual Aggregate Variable Cost, Benchmark Aggregate Variable Cost or Annual Variable Cost Difference included by AB in any Variable Cost Notice, in which case neither party shall be obligated to pay any disputed amount during the pendency of such dispute.
5.5    Dispute Procedures. In the event of any dispute in respect of (a) the determination of the Production Price of any Additional Specified Product pursuant to Section 5.1.2, (b) the Production Price adjustment conducted pursuant to Section 5.2.1 or 5.2.2, as applicable, or (c) the calculation by AB of the Annual Variable Cost Difference pursuant to Section 5.4, each of the parties shall provide any supporting documentation reasonably requested by the other party in connection with the calculation of the Estimated Additional Product Cost, Actual Total AB Cost (including the average percentage margin thereon under this Agreement), Historical Total CBA Cost, Benchmark Variable Materials Cost, Actual Variable Materials Cost, Actual Aggregate Variable Cost, Benchmark Aggregate Variable Cost or Annual Variable Cost

Difference, as applicable (any such item, a “Reviewable Item”), and the parties shall seek to resolve such dispute expeditiously and in good faith. If the parties are not able to resolve such dispute within thirty (30) days following, as applicable, agreement on an Additional Specified Product in accordance with Section 5.1.2, the commencement of the Production Price adjustment pursuant to Section 5.2.1 or 5.2.2 or AB’s delivery to CBA of any Variable Cost Notice pursuant to Section 5.4, the parties shall submit such dispute for review and resolution by PricewaterhouseCoopers LLC or, if such firm is not available at such time, another independent, nationally recognized accounting or consulting firm reasonably acceptable to each party (PricewaterhouseCoopers LLC or such other firm, the “Accounting Firm”), and the Accounting Firm shall make a final determination of any applicable Reviewable Item; provided that, the scope of such review by such Accounting Firm shall be limited to: (a) those matters that remain in dispute and (b) whether the calculations of the applicable Reviewable Item or Reviewable Items were made in accordance with Section 5.1.2, 5.2.1, 5.2.2 or 5.4 of this Agreement, as applicable. In connection with any such dispute, each party shall deliver to the Accounting Firm its calculation of any amount in dispute and supporting documentation therefor. The fees and expenses of the Accounting Firm pursuant to this Section 5.5 shall be paid based upon the relative extent to which the positions of AB and CBA are upheld by the Accounting Firm.
6.    Invoicing and Payment.
6.1    On or after each Delivery Time, AB shall issue an invoice (each such invoice, an “Invoice”) to CBA which shall set forth in reasonable itemized detail the following: (a) the Specified Products and aggregate Barrels of each CBA Brand ordered pursuant to the applicable Production Order, (b) the Production Price therefor, less any amounts CBA is not obligated to pay pursuant to Section 4.2.2 of this Agreement, (c) any Applicable Tax in respect thereof, (d) to the extent applicable, the portion of any freight surcharge applicable to such Production Order and allocable to the Specified Products ordered thereunder and (e) the aggregate Production Fee due by CBA with respect to the Specified Products ordered pursuant to such Production Order. Upon the reasonable request of CBA, AB shall provide to CBA reasonably detailed documentation verifying the amount of any Applicable Tax or freight surcharge included in any Invoice issued to CBA.
6.2    CBA shall pay the Production Fee with respect to each Production Order to AB within thirty (30) days of the date of CBA’s receipt of the relevant Invoice therefor.
6.3    Subject to the last sentence of Section 5.4 of this Agreement, AB or CBA, as applicable, shall pay to the other party the Annual Variable Cost Difference determined pursuant to Section 5.4 within thirty (30) days after AB’s delivery to CBA of the Variable Cost Notice with respect to any applicable calendar year.
6.4    The parties agree that if any payment due date falls on a day which is not a business day, then payment shall be made on the first business day following the payment due date, unless that business day would fall after the date of the expiration or termination of this Agreement, in which event payment shall be made on or before the date of expiration or termination of this Agreement.
7.    Withholding. Notwithstanding anything in this Agreement to the contrary, CBA shall be entitled to deduct and withhold from any amount otherwise payable to AB pursuant to this

Agreement, such amounts as CBA is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other provision of federal, state, local or other, whether domestic or non-U.S., Tax law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall (a) be remitted to the applicable Governmental Authority by CBA and (b) be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by CBA. CBA shall pay such additional amounts as shall, after the deduction and withholding has been made, leave AB with the full amount that it would have received if no deduction or withholding had been required.
8.    Materials.
8.1    AB shall obtain all Raw Materials, packaging materials and any other materials required for the Production of CBA Brands; provided that, from time to time, upon the reasonable request of AB, CBA shall provide AB with the starter yeast required for AB’s Production of the CBA Brands. Notwithstanding the foregoing, to the extent CBA has existing contractual obligations with its suppliers as of the date of this Agreement with respect to the purchase of certain hops, for so long as such contractual obligations remain in effect, CBA will (a) cause such hops to be delivered to AB and AB will use such hops in the Production of the Specified Products hereunder and (b) not amend or renew any such agreement or enter into any new agreement in respect of the purchase of such hops without the prior written consent of AB, which consent shall not be unreasonably withheld, conditioned or delayed, except to the extent any such amendment, renewal or new agreement is in respect of the purchase of hops to be used exclusively by CBA in its own Production, in which case no prior written consent of AB shall be necessary.
8.2    Concurrently with providing the Technical Manual to AB with respect to any CBA Brand and the related Specified Products, CBA shall notify AB of the labeling, packaging and Raw Materials requirements with respect thereto and shall provide AB with samples thereof. Notwithstanding the malt ingredient and labeling requirements in the Technical Manuals provided by CBA to AB for the CBA Brands, AB shall (a) use such malt in connection with the Production of each of the CBA Brands hereunder as is customarily used by AB in connection with the Production of its malt beverage products (the “AB Malt”) and (b) use applied labels in connection with the Production of the Specified Products of each of the CBA Brands hereunder that are packaged in glass bottles. CBA shall assist AB in transitioning the current malt ingredients and labeling for the Specified Products to AB Malt and applied labels pursuant to CBA’s obligations under Section 2.2 of this Agreement.
8.3    During the term of this Agreement, if CBA desires to change the labeling or Raw Materials requirements for any Specified Product in accordance with Section 9.4 of this Agreement, CBA shall provide to AB the new labeling or Raw Materials requirements, as applicable, together with samples thereof and AB shall, at CBA’s option, either (a) destroy or deliver to CBA all labels or Raw Materials, as applicable, in AB’s inventory that reflect (and in the case of Raw Materials, were exclusively used for) the prior CBA requirements therefor and, in each case, CBA shall pay to AB the cost of (i) such inventory and (ii) the destruction or delivery thereof, as applicable, or (b) permit AB to complete the Production of the applicable Specified Products using AB’s existing inventory of labels and Raw Materials therefor, as applicable, until AB has exhausted its supply of such existing inventory. Notwithstanding the foregoing, CBA shall not be entitled to change the AB Malt or applied labels used by AB as contemplated by Section 8.2.
8.4    During the term of this Agreement, if CBA desires to change the packaging materials requirements for any Specified Product in accordance with Section 9.4 of this Agreement, CBA shall provide to AB the new packaging materials requirements for such Specified Product together with a sample thereof. In the event of any such change in packaging materials requirements for a Specified Product, AB shall undertake to use the prior packaging materials used therefor (the “Prior Packaging Materials”) in the ordinary course of AB’s business in connection with AB’s Production of any other products at the US AB Facilities (“Ordinary Course Production”); provided that, if AB, in its reasonable determination, is unable to use such Prior Packaging Materials in its Ordinary Course Production, AB shall, at CBA’s option, either (a) destroy or deliver to CBA all such Prior Packaging Materials, as applicable, in AB’s inventory and, in each case, CBA shall pay to AB the cost of (i) such inventory and (ii) the destruction or delivery thereof, as applicable, or (b) permit AB to complete the Production of such Specified Products using AB’s existing inventory of such Prior Packaging Materials until AB has exhausted its supply of such existing inventory.
8.5    Notwithstanding AB’s general obligations in Section 12.2 of this Agreement, it shall be CBA’s responsibility to (a) ensure that the content of the labeling and packaging for the Specified Products (including any required warning labels) comply with applicable Laws and (b) provide AB with all information reasonably required to produce the labels and packaging materials for the Specified Products. Any information provided by CBA pursuant to this Section 8.5 shall be complete and correct when provided to AB.
8.6    In the event of any defect in the Raw Materials (other than any starter yeast or hops provided by CBA or its suppliers pursuant to Section 8.1) or packaging materials used by AB to Produce any CBA Brand, AB shall use its reasonable best efforts to diligently pursue any and all remedies that may be available against the supplier thereof in respect of any Liabilities incurred by CBA arising as a result of such defect, and CBA shall cooperate with AB in connection therewith. AB further agrees to promptly (and in any event, within seven (7) business days of the receipt thereof by AB) remit to CBA any amounts recovered from a supplier in respect of any such Liabilities incurred by CBA, from which AB shall be entitled to deduct its reasonable and documented out-of-pocket costs directly incurred in connection with its obligations pursuant to this Section 8.6; provided that, in the event that any amount recovered by AB from a supplier in respect of a Raw Materials or packaging materials defect (a “Recovered Amount”) relates to both (a) Liabilities incurred by AB in connection with AB’s Production of products other than CBA Products and (b) Liabilities incurred by CBA arising as a result of such defect, AB shall remit to CBA the ratable portion of such Recovered Amount that relates to the Liabilities incurred by CBA. CBA shall have the right (but not the obligation) to undertake, conduct and control, through appropriate counsel of its own choosing and at CBA’s expense, the pursuit of remedies against a supplier of Raw Materials or packaging materials used in the Production by AB of the CBA Products, in each case to the extent such action is solely in respect of Raw Materials or packaging materials used exclusively in the Production of the Specified Products under this Agreement (and not in AB’s Production of any other products) or otherwise relates exclusively to CBA Products. In the event CBA assumes control thereof pursuant to the foregoing sentence, AB shall cooperate with CBA in connection with CBA’s pursuit of remedies against a supplier of Raw Materials or packaging materials used in AB’s Production of the

Specified Products and shall be permitted to participate in the pursuit of any remedies (including by obtaining its own counsel). Without the prior written consent of AB, CBA will not enter into any settlement of any such Liability incurred by CBA which would create any Liability or non-monetary obligation on the part of AB.
9.    Technical Manual.
9.1    CBA shall provide AB with the Technical Manual and any other applicable Technical Information in respect of any given CBA Brand prior to placing any order for any Specified Products related to such CBA Brand.
9.2    With respect to any Additional Specified Products added to Exhibit A hereto in accordance with Section 3.1 and Section 5.1.2 of this Agreement, CBA shall deliver to AB the Technical Manual and any other applicable Technical Information in respect of the CBA Brand related to such Additional Specified Products as promptly as reasonably practicable after the parties agree on such Additional Specified Product in accordance with Section 3.1.
9.3    AB shall Produce the CBA Brands at the US AB Facilities in all material respects in accordance with the applicable Technical Manual. Except as set forth in Section 8.2 of this Agreement, AB shall make no material deviation from the Technical Manual for any CBA Brand without the prior written consent of CBA, which approval shall not be unreasonably withheld, conditioned or delayed.
9.4    Subject to AB’s right to use AB Malt and applied labels in the Production of the Specified Products as contemplated by Section 8.2 and the provisions of this Section 9.4, the Technical Manual for any CBA Brand may be supplemented and amended by CBA from time to time, including with respect to any changes CBA desires to make to the Raw Materials, labeling or packaging requirements for the Specified Products. Should CBA amend or supplement any such Technical Manual, CBA shall provide AB with a copy of the amendments or supplements with sufficient time to alter the Production of the applicable CBA Brand (if any alteration is necessary) to comply with such amendments or supplements; provided that, (a) no such amendment or supplement shall be effective or permitted if it would result in (i) a conflict with applicable Laws, (ii) in AB’s reasonable determination, an unreasonable disruption to AB’s operations at any applicable US AB Facility, or (iii) AB incurring capital expenditures at the US AB Facilities or otherwise, unless CBA agrees in writing to pay AB for the amount of any such capital expenditures and such expenditures would not, in AB’s sole determination, result in an unreasonable disruption to AB’s operations at the applicable US AB Facility, (b) (i) the Production Price of each affected Specified Product shall be increased by the applicable portion of the per Barrel increase in the Actual Total AB Cost thereof resulting from such amendment or supplement to the Technical Manual (and the parties shall update Schedule 5.1.1(a) and/or 5.1.1(b), as applicable, to reflect such increased Production Price) and (ii) CBA shall pay all other costs and expenses, without duplication, that arise as a result of such amendment or supplement to the Technical Manual, and (c) any updates or supplements to the Technical Manual shall be consistent with those applicable to CBA’s own Production of the CBA Brands.
10.    Intangible Rights.

10.1    Grant. CBA hereby grants to AB, and AB hereby accepts, a non-exclusive, non-transferable, sub-licensable, royalty-free right to use the Intangible Rights that are owned or licensed by CBA related to the Specified Products and any similar intangible rights owned or licensed by CBA that are necessary for the Production and sale of the Specified Products by AB as contemplated by this Agreement (collectively, the “CBA Intangible Rights”), solely for the purposes of Producing the Specified Products at the US AB Facilities and delivering and selling such Specified Products to CBA or the applicable CBA Wholesalers. For the avoidance of doubt, the foregoing right includes the right of AB to place the names of the CBA Brands on the labels of Specified Products. As between the parties, CBA retains sole and exclusive ownership rights to the CBA Intangible Rights. All goodwill accruing as a result of the use of the CBA Intangible Rights will inure to the benefit of CBA.
10.2    No Challenge. AB agrees that it shall not challenge, on the basis of the transactions described in this Agreement, the ownership by CBA of the registered trademarks contained within the CBA Intangible Rights, or the goodwill associated therewith, during the term of this Agreement.
10.3    Protection of CBA Intangible Rights. CBA shall take all commercially reasonable actions to protect the CBA Intangible Rights. CBA shall pay all renewal and other fees necessary to maintain the registrations and validity of the CBA Intangible Rights in all cases where any such fees are required to be paid, and shall prosecute any applications therefor with due diligence during the term of this Agreement.
10.4    Representations and Warranties. CBA represents and warrants that (a) it is the owner or licensee and has the right to grant the rights to the CBA Intangible Rights to AB as provided under this Agreement, (b) AB’s permitted use of the CBA Intangible Rights under this Agreement does not conflict with any agreement, judgment or other obligation of CBA and will not violate any applicable Law, in each case, in any material respect, (c) AB’s permitted use of the CBA Intangible Rights hereunder will not infringe the Intangible Rights of any third person and (d) Schedule 5.1.1 sets forth a good faith estimate of the Historical Total CBA Cost with respect to each of the Initial Specified Products.
10.5Notices.  AB agrees that Specified Products shall bear appropriate proprietary legends or notices as specified in advance in writing by CBA from time to time.
11.    Infringement.
11.1    Infringement By AB.  AB shall notify CBA of any and all written allegations or claims by others which may come to its attention that the use of the CBA Intangible Rights infringes, misappropriates or violates the Intangible Rights of any third party, or violates or is contrary to any applicable Law. In addition to CBA’s obligation to indemnify AB as provided in Section 13 of this Agreement, CBA shall procure for AB the right to continue to use the CBA Intangible Rights which are the subject of the claim or allegation, or to modify the same so that it becomes non-infringing.
12.    Compliance with Law.
12.1    CBA represents and warrants that the Technical Manual and the Technical Information shall comply in all material respects with all applicable Laws and industry standards

(as amended from time to time) that are relevant to the Production of the CBA Brands and related Specified Products.
12.2    AB shall, at AB’s own cost and expense, (a) secure and maintain all necessary Governmental Approvals, including governmental permits, licenses and certifications, in each case with respect to the Production, storage and delivery of the Specified Products, and (b) fulfill in all material respects all other applicable legal requirements and undertakings, in each case of clauses (a) and (b), as required for the sourcing of the applicable Raw Materials used in the brewing of the CBA Brands and the Production of the CBA Brands and related Specified Products in the United States in accordance with the terms and conditions of this Agreement, and CBA shall reasonably cooperate, at AB’s expense, in connection therewith.
12.3    CBA shall, at CBA’s own cost and expense, secure and maintain all necessary Governmental Approvals, including governmental permits, licenses and certifications, and fulfill in all material respects all other applicable legal requirements and undertakings, in each case as required for the distribution and sale (including with respect to labels and packaging) of the Specified Products in accordance with the terms and conditions of this Agreement, and AB shall reasonably cooperate, at CBA’s expense, in connection therewith.
12.4    Neither party shall have any rights or obligations under this Agreement and none of its provisions shall be operative unless and until AB and CBA obtain all Governmental Approvals necessary to Produce the CBA Brands at the US AB Facilities.
12.5    Notwithstanding anything to the contrary in this Agreement, this Section 12 shall not apply to any matters relating to the AB Consent Decrees, the DOJ Submissions or any Legal Restraint arising therefrom or in connection therewith, which matters are addressed solely in Section 2.1.
13.    Indemnification.
13.1    AB shall defend, indemnify, and hold harmless each of CBA, its Affiliates and each of their respective directors, officers, employees, shareholders, and agents, from and against any and all injuries, claims, liabilities, losses, expenses, taxes, damages, demands, actions, causes of action, suits, proceedings and judgments of whatsoever type or nature, including, without limitation, reasonable attorneys’ fees and expenses, court costs, and other legal expenses (“Liabilities”) incurred by it or them in connection with any claim based upon or arising from any breach by AB of its obligations under this Agreement or any inaccuracy of any representation or warranty made by AB under this Agreement.
Nothing herein shall require AB to indemnify, protect, defend or hold harmless any indemnitee with respect to any claim to the extent such claim arises from, is connected with or is attributable to CBA’s breach of its obligations under this Agreement.
13.2    CBA shall defend, indemnify, and hold harmless AB and its directors, officers, employees, shareholders and agents from and against any and all Liabilities incurred by it or them in connection with any claim based upon or arising from:
13.2.1    any breach by CBA of its obligations under this Agreement or any inaccuracy of any representations or warranties made by CBA under this Agreement;

13.2.2    the content of the labels and packaging for the Specified Products (so long as such content was unaltered by AB);
13.2.3    any defect in any Specified Product that was caused by or resulted from AB’s Production of the applicable Specified Product in compliance with the Technical Manual, Technical Information or any other requests, instructions or specifications delivered by CBA with respect thereto; and
13.2.4    any infringement, misappropriation, or other violation of Intangible Rights of third parties arising or alleged to arise from the use of the CBA Intangible Rights.
Nothing herein shall require CBA to indemnify, protect, defend or hold harmless any indemnitee with respect to any claim to the extent such claim arises from, is connected with or is attributable to AB’s breach of its obligations under this Agreement.
13.3    Notwithstanding any other provision of this Agreement, except to the extent such Liabilities are payable by the applicable indemnified party in connection with a third party claim, neither AB nor CBA shall have any Liability to the other party whether in contract (including under any indemnity), tort (including negligence) or for breach of legal duty or in any other way for (a) any loss of goodwill or reputation, profits, contracts, business or anticipated savings or (b) any special, consequential or indirect losses, in each such case whether or not such losses were within the contemplation of the parties at the date of this Agreement.
13.4    If a claim by a third party is made against a party indemnified pursuant to this Section 13 and if such indemnified party intends to seek indemnity with respect thereto, the indemnified party shall promptly (and in any case within thirty (30) days of such claim being made) notify the indemnifying party of such Liability; provided, however, that any failure of the indemnified party to promptly notify the indemnifying party of such claim shall not relieve the indemnifying party of its obligations pursuant to this Section 13, except to the extent that the indemnifying party is actually prejudiced as a result of such failure.
13.5    The indemnifying party shall have the right (but not the obligation) to undertake, conduct and control, through appropriate counsel of its own choosing and at the indemnifying party’s expense, the settlement or defense of any claim by a third party for which the indemnifying party is obligated to indemnify the other party hereunder; provided that the indemnifying party (a) acknowledges in writing its obligation to indemnify the indemnified party hereunder against any Liabilities that may result from such third party claim and (b) proceeds with such defense in good faith, expeditiously and diligently. If the indemnifying party does not notify the indemnified party in writing that it will defend any such matter within twenty (20) days after receipt of notice from the indemnified party of the existence of the Liability, the indemnifying party shall have no right to defend such matter, and the indemnified party shall have full right and power to defend, settle or otherwise deal with and dispose of the matter and shall be indemnified for the fees and expenses of counsel retained for such purpose and any judgment or settlement amount.
13.6    The indemnified party shall cooperate with the indemnifying party in connection with any defense by the indemnifying party of a claim pursuant to Section 13.5, but the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party and the fees and expenses of such counsel shall be borne by the indemnified party. Without the prior written consent of the indemnified party, the indemnifying party will not enter into any settlement of any such Liability which would create (a) any financial obligation on the part of the indemnified party which the indemnifying party has not agreed in writing to pay in full or (b) any non-monetary obligation on the part of the indemnified party, and the indemnifying party shall, after any such settlement or the resolution of any claim, promptly reimburse the indemnified party for the full amount of any Liability resulting from such claim not theretofore paid by the indemnifying party. Except as provided in Section 13.5, the indemnified party will not enter into any settlement or pay (except pursuant to a judgment) any such claim without the prior written consent of the indemnifying party, which consent shall not unreasonably be withheld, conditioned or delayed.
14.    Insurance. Each party shall keep in force at all times while any CBA Brand is being brewed by AB at the US AB Facilities, general liability insurance with both “products” and “contractual” coverage for aggregated claims in the minimum amount of $10,000,000, and shall furnish the other party a certificate from a financially responsible insurance company evidencing that such insurance is in force, naming the other party as an additional insured and providing that such coverage may not be cancelled or materially changed without thirty (30) days prior written notice to the other party. Any such policy of insurance shall contain a waiver of subrogation.
15.    Warranties.
15.1    Warranty of Authority.  Each of the parties hereto represents and warrants to the other party that (a) it has the full right, power and authority to enter into this Agreement and to carry out its obligations hereunder and (b) that it has no obligations to any other party that is inconsistent with its obligations under this Agreement.
15.2    DISCLAIMER OF WARRANTY.  EXCEPT AS PROVIDED IN SECTIONS 2.4, 10.4, 12.1 AND 15.1 OF THIS AGREEMENT: (A) NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, HEREUNDER AND, WITHOUT LIMITATION, NO PARTY MAKES ANY WARRANTY OF TITLE, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY; AND (B) NO PARTY MAKES ANY REPRESENTATION OR WARRANTY THAT THE BREWING, BOTTLING, PACKAGING OR SALE OF SPECIFIED PRODUCTS HEREUNDER BY ANY PERSON OR ENTITY WILL NOT CONSTITUTE AN INFRINGEMENT OF THE PATENT, TRADEMARK OR OTHER INTANGIBLE RIGHTS OF OTHERS.
16.    Term and Termination.
16.1    Term. Subject to Section 2.1 of this Agreement, the term of this Agreement shall commence on the date first set forth above and continue until December 31, 2026 unless earlier terminated as set forth herein.
16.2    Termination
16.2.1    Termination by CBA and AB. This Agreement may be terminated at any time by the mutual written agreement of the parties.

16.2.2    Termination by CBA or AB. Either party may terminate this Agreement upon written notice given to the other party:
(a)    if the other party fails to perform any material obligation under this Agreement (including failure to timely make any payment required under this Agreement) and such failure remains uncured for a period of thirty (30) days following written notice thereof by the nonbreaching party;
(b)    if the International Distribution Agreement is terminated by such party pursuant to Section 8.02(i) or 8.02(ii) thereof;
(c)    subject to Section 19, upon the termination of the Master Distributor Agreement pursuant to Sections 7.02(a), 7.02(b), 7.02(f), 7.03(i) or 7.03(v) thereof; or
(d)    if (i) the other party makes an assignment for the benefit of creditors or commences a voluntary case or proceeding or consents to or acquiesces in the entry of an order for relief against itself in an involuntary case or proceeding under any bankruptcy, reorganization, insolvency or similar law; (ii) a trustee or receiver or similar officer of any court is appointed for the other party or for a substantial part of the property of the other party; or (iii) bankruptcy, reorganization, insolvency or liquidation proceedings are instituted against the other party without such proceedings being dismissed within ninety (90) days from the date of the institution thereof.
16.2.3    Termination by AB. AB may terminate this Agreement upon ninety (90) days’ prior written notice to CBA at any time following (a) a Change of Control Event (i) that occurs prior to the third (3rd) anniversary of the date hereof or (ii) that occurs following the third (3rd) anniversary of the date hereof but definitive agreements for which were entered into by CBA prior to the third (3rd) anniversary of the date hereof or (b) if AB or one of its Affiliates shall have made a Qualifying Offer to CBA, the earliest of (i) such time as CBA has indicated to AB that is not willing to enter into an agreement with AB or such Affiliate on the terms and conditions proposed in such Qualifying Offer, (ii) the consummation of the transaction underlying such Qualifying Offer and (iii) one hundred and twenty (120) days following the receipt by CBA of such Qualifying Offer, if the parties have not entered into definitive documentation with respect thereto; provided that, (A) the right to terminate this Agreement pursuant to this clause (iii) shall not be available to AB if, during such one hundred and twenty (120) day period, AB has not engaged, and CBA has engaged, in good faith and reasonable efforts to discuss and negotiate a definitive public company style transaction agreement with respect to such Qualifying Offer that satisfies the requirements of clauses (a) and (b) of the definition thereof and (B) in the event of any good faith dispute between the parties as to whether (I) the Qualifying Offer made by AB satisfies the requirements of clauses (a) and (b) of the definition thereof or (II) AB has engaged in good faith and reasonable efforts to discuss and negotiate a definitive agreement with respect to such Qualifying Offer, the right of AB to terminate this Agreement pursuant to this clause (iii) shall not be available during the pendency of such dispute; provided, further, that, if any such dispute is resolved in favor of AB, within thirty (30) days of the resolution thereof, CBA shall pay to AB (x) the amount of any outside counsel fees reasonably incurred by AB in contesting such dispute and (y) with respect to any Specified Products purchased by CBA under this Agreement after the date on which this

Agreement would have terminated had AB exercised its termination right on the first date such right was available to AB pursuant to this clause (iii) (without giving effect to any proviso in this Section 16.2.3) (the “Original Termination Date”), (I) with respect to any such Specified Products that are Initial Specified Products or Existing CBA Products, the difference between (1) the aggregate sum of the Historical Total CBA Cost with respect to all such Specified Products and (2) the aggregate Production Price paid by CBA to AB for all such Specified Products and (II) with respect to any such Specified Products that are New Specified Products, an amount equal to (1) the aggregate Production Price of such New Specified Products, multiplied by (2) the margin over the aggregate Production Price of the Initial Specified Products and Existing CBA Products payable by CBA pursuant to the preceding clause (I), in each case of (x) and (y), together with interest accrued on such aggregate amount at the U.S. Prime Rate per month from the Original Termination Date until the date such amount is paid in full to AB; provided, further, that, if any such dispute is resolved in favor of CBA, within thirty (30) days of the resolution thereof, AB shall pay CBA the amount of any outside counsel fees reasonably incurred by CBA in contesting such dispute, together with interest accrued on such amount at the U.S. Prime Rate per month from the Original Termination Date until the date such amount is paid in full to CBA.
16.2.4    Termination by CBA. CBA may terminate this Agreement at any time upon one hundred and eighty (180) days’ prior written notice to AB.
16.3    Repurchase upon Termination. On expiration or termination of this Agreement for any reason, AB shall forthwith immediately cease the Production of the Specified Products (or, if this Agreement is terminated by CBA under Section 16.2.2(a) of this Agreement (but not otherwise), at CBA’s request, complete all work in progress) and deliver or transfer to CBA or its agents, at CBA’s request, (a) all Specified Products and (b) existing Raw Materials, inventory and any other materials purchased by AB in connection with AB’s Production of the CBA Brands that are in AB’s possession and are not otherwise usable by AB in connection with AB’s Production of any other products at the US AB Facilities (collectively, the “CBA Inventory”). CBA shall pay AB an amount equal to the Production Fee attributable to such Specified Products and the cost and expense incurred by AB to purchase, store and deliver to CBA such CBA Inventory, as applicable, and AB shall deliver and transfer to CBA (at CBA’s cost and expense) all Technical Information.
16.4    Termination of Right to use CBA Intangible Rights. Upon expiration or any termination of this Agreement, AB shall wind down and cease its and its sub-licensees’ use of the CBA Intangible Rights hereunder as soon as commercially practicable, except to fill any Production Orders in respect of Specified Products received prior to the effective date of such expiration or termination. For the avoidance of doubt, this Section 16.4 shall in no event have any effect on any right or license to Intangible Rights granted by CBA to AB or any of its Affiliates under any other agreement or arrangement between CBA and AB or any of its Affiliates.
16.5    Survival of Rights and Obligations. Termination of this Agreement shall not prejudice any rights of either party hereto against the other which may have accrued up to the date of termination. In addition, the provisions of Sections 16.3, 16.4 and 16.5 and Articles 1, 13, 17, 20 and 21 shall survive the expiration or earlier termination of this Agreement.
17.    Confidentiality.

17.1    During and subsequent to the term of this Agreement, each party (the “receiving party” and, the other party, the “disclosing party”) shall treat and shall cause its respective employees, officers, directors, advisors, representatives, subsidiaries, Affiliates, assigns, subcontractors and any and all persons or business entities acting under one or any of them, to treat as confidential property and not disclose to any other Person or use in any manner, except as is necessary to perform this Agreement (and then only on a confidential basis satisfactory to both parties), any confidential information regarding the disclosing party’s prices, plans, programs, processes, products, costs, equipment, operations or customers (including, without limitation, the Technical Manual and the Technical Information received by AB and information received by CBA regarding the Production or delivery of the Specified Products by AB) (“Confidential Information”) which may come within the knowledge of such party, its officers, employees or advisors in the performance of this Agreement, without in each instance securing the prior written consent of the disclosing party.
17.2    Section 17.1 of this Agreement shall not prevent either AB or CBA from disclosing to any other person or using in any manner, information that such party can show:
17.2.1    has been published or has become part of the public domain without any breach of this Agreement other than by acts, omissions or fault of such party or its employees or agents;
17.2.2    has been furnished or has been made known to such party by third parties (other than those acting directly or indirectly for or on behalf of the disclosing party) as a matter of legal right without contractual or fiduciary restrictions on its disclosure;
17.2.3    was in such party’s lawful possession prior to the disclosure thereof by the disclosing party;
17.2.4    is later independently developed by the receiving party without use or reference to the Confidential Information; or
17.2.5    subject to Section 17.3, has been required on the advice of counsel to be disclosed by applicable Law.
17.3    If any party is required by applicable Law to disclose Confidential Information, such party shall provide notice thereof to the disclosing party and undertake reasonable steps to provide the disclosing party with an opportunity to object to such disclosure. In the absence of a protective order or the receipt of a waiver from the disclosing party, the receiving party will endeavor to disclose only that portion of the Confidential Information that such party’s counsel advises is legally required to be disclosed and shall use commercially reasonable efforts (at the disclosing party’s expense) to obtain reliable assurances that confidential treatment will be accorded to any Confidential Information required to be disclosed in accordance with the terms of this Agreement.
17.4    The parties shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the receiving party shall give the disclosing party as much advance notice of such disclosure as is reasonably possible and shall otherwise comply with Section 17.3, to the extent applicable, and (b) communications that are substantially similar to communications previously approved pursuant to this Section 17.4 of this Agreement. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form agreed to by the parties.
17.5    Neither party shall make any Confidential Information available to anyone other than those of its respective employees and advisors who need such Confidential Information to enable them to perform this Agreement.
17.6    These secrecy obligations with respect to the Confidential Information shall, subject to Section 17.2, survive the termination or expiration of this Agreement.
18.    Project Husky. From and after the date hereof and until the earlier of August 23, 2017 and the parties’ entry into definitive agreements with respect thereto, AB and CBA agree to continue to consider and discuss in good faith the implementation of the items set forth on Schedule 18. In addition, at the reasonable request of either party from time to time, the parties shall discuss in good faith other measures proposed by either party to improve efficiencies, reduce costs or otherwise enhance the effectiveness of the parties’ commercial arrangements. Notwithstanding anything to the contrary in the foregoing, the failure by the parties to enter into definitive agreements relating to the items set forth on Schedule 18 or any other matters discussed pursuant to this Section 19 shall in no event be deemed to be a breach of either party’s obligations hereunder or result in any Liability to either party under this Agreement.
19.    Master Distributor Agreement. The parties recognize that the financial and operational terms of this Agreement were drafted and will be implemented in the context of an Affiliate of AB acting as the master distributor for CBA in the United States and its territories and possessions and that such terms will not be appropriate or practicable if such U.S. master distribution arrangement is terminated. Accordingly, prior to any exercise by either party of its rights under Section 16.2.2(c) hereof, for a period of not less than sixty (60) days, the parties shall discuss in good faith (a) the feasibility and desirability of continuing the arrangements described in this Agreement in the absence of a U.S. master distribution arrangement between the parties and their respective Affiliates and (b) if the parties determine that continuing the arrangements contemplated by this Agreement is feasible and desirable, any modifications or amendments to this Agreement (including to the Production Price and provisions hereof relating to the delivery and ordering of, and forecasts for, the U.S. Specified Products) that may be necessary or advisable in connection with continuing such arrangements. In the event the Master Distributor Agreement is terminated pursuant to Section 7.03(ii), 7.03(iii) or 7.03(iv) thereof (other than in circumstances where AB exercises its right to terminate this Agreement pursuant to Section 16.2.3), the parties will amend the financial and operational terms of this Agreement to give effect to the cessation of the U.S. master distribution arrangement between CBA and AB’s Affiliate.
20.    Notices.  Any notice, request or demand to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) upon delivery, if delivered by hand and addressed to the party for whom intended at the address listed below, (b)

when transmitted and receipt is confirmed by telephone or e-mail transmission, if delivered electronically and addressed to the party for whom intended at the e-mail address listed below; provided, that a copy of such electronic transmission is promptly deposited for delivery by one of the methods listed in (a) or (c) of this Section 20, or (c) ten (10) days after deposit in the mails, if sent certified or registered air mail (if available) with return receipt requested, or five (5) days after deposit, if deposited for delivery with a reputable courier service, and in each case addressed to the party for whom intended at the address listed below:

If to CBA, to:    Craft Brew Alliance, Inc.
929 N. Russell St.
Portland, Oregon 97227
Attn:     Chief Executive Officer
General Counsel
E-mail: Andy.Thomas@craftbrew.com
Marcus.Reed@craftbrew.com

If to AB, to:    A-B Commercial Strategies, LLC
One Busch Place
Saint Louis, Missouri 63118
Attn:     Vice President Supply – High End
Senior Associate General Counsel
E-mail:     Thomas.OConnell@anheuser-busch.com

        Thomas.Larson@anheuser-busch.com

Any party may change its address and/or e-mail for the purposes of this Section 20 by written notice hereunder given to the other party at least ten (10) days prior to the effective date of such change.
21.    Miscellaneous.
21.1    Payments. All payments made under this Agreement shall be made in U.S. dollars by means of wire transfer to an account designated by AB or CBA, as applicable, from time to time.
21.2    Relationship. The parties shall be and act as independent contractors and under no circumstances shall this Agreement be construed to create any agency, partnership, joint venture or employment relationship between the parties. Neither party has any authority to bind the other in any way except as may be otherwise expressly stated in this Agreement. The parties recognize that during the period of this Agreement, there will be employees of one party upon the premises of the other. It is understood and agreed that on such occasions the employees of each party shall remain the employees of that party solely, and that each party shall be solely responsible for the wages and benefits for its employees, and that any injury which may be sustained by an employee shall be covered under the workers’ compensation insurance of the party by which such employee is employed.

21.3    Assignment. This Agreement will be binding upon, and will inure to the benefit of, the parties hereto and their respective successors and permitted assigns. CBA may not assign this Agreement to any Person without the prior written consent of AB. AB may assign this Agreement to any Affiliate wholly owned by Anheuser-Busch InBev nv/sa; provided that (a) such assignment does not deny CBA any of the benefits of this Agreement and (b) AB shall remain liable for its rights and obligations hereunder notwithstanding any such assignment.
21.4    Entire Agreement. THIS AGREEMENT, INCLUDING ALL ATTACHMENTS HERETO, CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS IN REGARD THERETO.
21.5    Amendment. This Agreement cannot be altered or modified except by an agreement in writing signed by authorized representatives of both parties and specifically referring to this Agreement.
21.6    Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail in its essential commercial purpose or purposes. The parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions that will maintain the economic purposes and intentions of this Agreement.
21.7    Counterparts. This Agreement may be executed in one or more counterparts and shall be the valid and binding agreement of the parties when the counterparts of this Agreement have been duly executed and delivered by each party hereto.
21.8    Headings. The section and subsection headings in this Agreement are inserted for convenience only and are in no way intended to define or limit the scope, extent or intent of any provision of this Agreement.
21.9    Mutual Negotiation in Drafting. The parties acknowledge each party and its counsel have materially participated in the drafting of this Agreement. Consequently, the rule of contract interpretation, that ambiguities, if any, in a writing be construed against the drafter, shall not apply.
21.10    Waiver. Failure by either party to insist on strict performance by the other of any term, condition or obligation set forth in this Agreement shall not be deemed a waiver of the same or any similar breach, and no waiver of any provision hereof shall be effective unless in writing, specifying the provision to be waived.
21.11    Force Majeure. If by reason of Force Majeure either party is unable in whole or in part to carry out any of its agreements contained herein, such party shall not be deemed in default during the continuance of such inability. The term “Force Majeure” as used herein shall mean any cause or event beyond the reasonable control of a party, including but not limited to the following: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; acts of terrorism; insurrections; riots; landslides; earthquakes; fires; epidemics; storms; droughts, floods or explosions. Each party agrees to notify the other party, in writing, upon learning of the occurrence of such event of Force Majeure and to remedy with all reasonable dispatch the cause or causes preventing it from carrying out the Agreement and to use commercially reasonable efforts to resume its performance with the least practicable delay.
21.12    Governing Law. This Agreement is entered into in the State of Missouri and will be governed by and construed under the laws of Missouri, including the Uniform Commercial Code as in effect in the State. The parties agree that any legal or equitable action or proceeding with respect to this Agreement shall be brought in the United States District Court for the Eastern District of Missouri (or if such court does not have jurisdiction, in any court of general jurisdiction in the County of St. Louis, Missouri).
21.13    Other Agreements. It is agreed and understood that CBA and Affiliates of AB are parties to (a) a Master Distributor Agreement whereby an Affiliate of AB is the master distributor of certain of the CBA Products, (b) an International Distribution Agreement whereby an Affiliate of AB is granted exclusive rights to import certain CBA products into certain non-U.S. jurisdictions, (c) an Exchange and Recapitalization Agreement whereby an Affiliate of AB has certain contractual and consent rights in respect of CBA and (d) a Registration Rights Agreement whereby an Affiliate of AB may require CBA to register with the Securities and Exchange Commission the sale of CBA securities held by AB or its Affiliates (the “Registration Rights Agreement” and, together with the Master Distributor Agreement, the International Distribution Agreement and the Exchange and Recapitalization Agreement, the “Additional Agreements”). No provision of this Agreement should be construed as affecting either party’s rights or obligations under any of the Additional Agreements or any other agreement unless this Agreement specifically references such Additional Agreements or such other agreement with respect to such rights and obligations.

The parties have executed this Agreement as of the date first set forth above.

CRAFT BREW ALLIANCE, INC. By: /s/ Andrew J. Thomas Name: Andrew J. Thomas Title: Chief Executive Officer	A-B COMMERCIAL STRATEGIES, LLC By: /s/ Thomas Larson Name: Thomas Larson Title: Secretary
By: /s/ Jeff Karrenbrock Name: Jeff Karrenbrock Title: Vice President, Controller and Assistant Treasurer

[Signature Page to Contract Brewing Agreement]

EXHIBIT A

CBA BRANDS AND SPECIFIED PRODUCTS

CBA BRAND	SKUs
Kona Big Wave Golden Ale	4/6 12 oz. bottles
12/12 12 oz. bottles
4/6 12 oz. cans
12/12 12 oz. cans
6/4 16 oz. cans
1/2 bbl draft
1/6 bbl draft
Kona Longboard Island Lager	4/6 12 oz. bottles
12/12 12 oz. bottles
4/6 12 oz. cans
12/12 12 oz. cans
6/4 16 oz. cans
1/2 bbl draft
1/6 bbl draft
Redhook Long Hammer IPA	4/6 12 oz. cans
12/12 12 oz. cans
6/4 16 oz. cans
1/2 bbl draft
1/6 bbl draft

EXHIBIT B

US AB FACILITIES

1.	AB brewery in Fairfield, California

2.	AB brewery in Meramec, New Hampshire

Schedule 3.6

1.	Kona Big Wave Golden Ale

2.	Kona Longboard Island Lager

CONFIDENTIAL TREATMENT REQUESTED. Portions of this document have been redacted and separately filed with the Securities and Exchange Commission. The redacted portions are marked with “[***]” in this document.

CONFIDENTIAL TREATMENT REQUESTED. Portions of this document have been redacted and separately filed with the Securities and Exchange Commission. The redacted portions are marked with “[***]” in this document.

Schedule 5.1.1(c)

EASTERN WHOLESALER STATES
AL	MS
CT	NC
DC (District of Columbia)	NH
DE	NJ
FL	NY
GA	OH
IA	PA
IN	RI
KY	SC
MA	TN
MD	VA
ME	VT
MI	WV

WESTERN WHOLESALER STATES
AK	ND
AR	NE
AZ	NM
CA	NV
CO	OK
HI	OR
ID	SD
IL	TX
KS	UT
LA	WA
MN	WI
MO	WY
MT

Schedule 18

1.	Drive Kona Growth Domestically

2.	CBA Contract Brewing Select High End Beers

3.	DC Network Optimization via sharing warehouses, shipping and eventual consolidation of wholesale inventory management and production planning information systems